Exhibit 10.1

COCA-COLA PLAZA

ATLANTA, GEORGIA

JAMES R. QUINCEY	ADDRESS REPLY TO:
PRESIDENT & CHIEF EXECUTIVE OFFICER	P.O. BOX 1734
THE COCA-COLA COMPANY	ATLANTA, GA 30301

October 17, 2018

Kathy Waller

The Coca-Cola Company

Atlanta, Georgia

Dear Kathy,

We thank you very much for all of your contributions to the Coca-Cola system. This letter outlines the terms of your separation. All applicable elements of your separation package will be paid under the terms of the relevant policies and plans of The Coca-Cola Company (the “Company”).

  You will step down from your current position as President Enabling Services on December 31, 2018.

  You will continue as Executive Vice President and Chief Financial Officer through March 15, 2019 and will separate from the Company on that date (“Separation Date”).

  If you sign a release, you will be eligible for a benefit under The Coca-Cola Company Severance Pay Plan equivalent to two years of base salary, based on your current annual salary. This amount will be paid in a lump sum shortly after your Separation Date. This amount is subject to all applicable tax and withholdings.

  If you remain employed through March 15, 2019, you will receive an annual incentive award for 2019, prorated for two and one-half months. The actual payment amount is contingent upon actual Company performance and your performance. Any award will be paid on or about March 15, 2020. Your participation and any award made to you shall be determined by the Compensation Committee.

  You will be eligible for retiree health and welfare coverage. Enrollment information will be mailed to you shortly after your Separation Date and will provide information about your coverage options and the costs.

  All performance share unit (PSU) awards which you previously have received will be treated according to the terms of The Coca-Cola Company’s applicable restricted stock plans and programs as well as your related PSU Agreements. You will be personally liable for paying any taxes owed upon receipt of any award.

October 17, 2018

  All options you previously have received will be exercisable according to the terms of the Company’s applicable stock option plans and programs as well as your related Stock Option Grant Agreements. When you exercise your vested stock options, you will be personally liable for paying any taxes owed on such exercises.

  You will not receive any additional equity grants.

  Your retirement benefits will consist of those benefits you have accrued under the standard terms and conditions of the plans in which you participate and in which benefits are vested as of your Separation Date.

  The Company will provide at its expense outplacement services through a designated services provider.

  The terms and conditions in this letter are further conditioned upon your signing and adhering to a Full and Complete Release and Agreement on Competition, Trade Secrets and Confidentiality within 45 days of the date of this letter.

Please contact Jason Gibbins should you have any additional questions regarding the terms of this letter or the terms of any of the benefit plans.

Sincerely,

/s/ James Quincey

James Quincey

President and Chief Executive Officer

Agreed to and accepted this 17 day of October, 2018.

/s/ Kathy Waller

Kathy Waller

cc:	Jason Gibbins
Executive Compensation
Executive Services